UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. ___)
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Lawson Products, Inc.

(Name of Registrant as Specified In Its Charter)

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Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 11, 2010

TO THE STOCKHOLDERS:
You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company”), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on May 11, 2010 at 10:00 a.m., Central time, for the following purposes:
(1)	To elect three directors to serve three years;
(2)	To ratify the appointment of Ernst & Young LLP the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;
(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on March 22, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company’s 2009 Annual Report on Form 10-K. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company’s 2009 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.
Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

By Order of the Board of Directors Neil E. Jenkins Secretary
Des Plaines, Illinois
April 1, 2010

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 11, 2010

This Proxy Statement is being sent to stockholders on or about April 1, 2010, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 22, 2010 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut. 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $5,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted. A proxy may be revoked at any time prior to its voting by execution of a later dated proxy or by voting in person at the annual meeting.
As of March 22, 2010, we had 8,522,001 shares of Common Stock (the “Common Stock”) outstanding and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.
Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees. Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.
The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the approval of the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting. Accordingly, a proxy card marked “Abstain” with respect to the proposal will constitute a vote against this proposal.
Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. In general, banks, brokers or other nominees are permitted to vote shares held by them on behalf of their customers on matters determined to be routine, even though the bank, broker or nominee has not received instructions from its customer. The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm is considered a routine matter, therefore brokers or other nominees have the discretion to vote shares held by them on behalf of their customers if instructions are not received from the client in a timely manner. The election of directors is considered a non-routine matter, therefore, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

Proposal 1: Election of Directors
Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no affect.
The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2013.
Nominees to Serve Until 2013

		First Year
Name	Age	Elected Director
James S. Errant	61	2007
Lee S. Hillman	54	2004
Thomas J. Neri	58	2007
Directors to Serve Until 2011

		First Year
Name	Age	Elected Director
Ronald B. Port, M.D.	69	1984
Robert G. Rettig	80	1989
Wilma J. Smelcer	61	2004
Directors to Serve Until 2012

		First Year
Name	Age	Elected Director
Andrew B. Albert	64	2009
I. Steven Edelson	50	2009
Thomas S. Postek	68	2005
The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.
James S. Errant has served as Managing Partner of Gore Range Brewery from 1997 to the present. Mr. Errant has served as Managing Partner of Frites, LLC from 2004 to the present. Mr. Errant served as President of Prima Corporation from 1973 to 2006. The companies listed above are in the business of operating restaurants. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as President of Liberation Advisory Group and Liberation Management Services, both private management consulting firms, since 2003. Mr. Hillman has served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing BioDensity branded, specialty health and exercise equipment, since January 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International, a global business manufacturing and distributing high-tech, Power Plate branded health and exercise equipment. From 2005 to February 2006, he was President of Power Plate North America, the exclusive, independent distributor of Power Plate International in the United States. Mr. Hillman serves as Chairman of the Board of RCN Corporation and as a Trustee of the Adelphia Recovery Trust. These professional experiences along with Mr. Hillman’s particular knowledge and experience in managing and restructuring distressed businesses and having served as CEO and/or director of other publicly-traded U.S. and international companies, qualify him to serve as a Director.
Thomas J. Neri has served as President and Chief Executive Officer of Lawson Products, Inc. since April 2007. Mr. Neri was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007. Mr. Neri was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. He also served as Chief Financial Officer and Treasurer from 2004 to January 2006. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning. These professional experiences along with Mr. Neri’s particular knowledge of industrial distribution, finance and treasury, qualify him to serve as a Director.
Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. Mr. Port is a Retired Physician. Mr. Port has been a director of the Company since 1984 and is the son of the founder. Mr. Port’s long term successful stewardship of the Company and the unique perspective and knowledge gained from his relationship with the Company’s founder, qualify him to serve as a Director.
Robert G. Rettig is a Consultant and a Retired Executive Vice President of Illinois Tool Works, Inc., a global industrial company. The experience and particular knowledge acquired from managing a multinational industrial company, qualify Mr. Rettig to serve as a Director.
Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences along with Ms. Smelcer’s extensive financial knowledge, qualify her to serve as a Director.
Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer of specialty paper products. Mr. Albert also served as non-executive Chairman of Nashua’s Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm; and Transco, Inc., a diversified industrial company. These professional experiences along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.
I. Steven Edelson has served as a managing Director of International Facilities Group, a leading facilities and management company since June 1995. Mr. Edelson has also served as a Principal of Mercantile Capital, a private equity investment firm, and a Managing Director of its Chicago office since 1997. These professional experiences along with Mr. Edelson’s particular knowledge and experience in capital management, qualify him to serve as a Director.

Thomas S. Postek is a Chartered Financial Analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences along with Mr. Postek’s particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.
Proposal 2: Ratification of the Appointment of Ernst & Young LLP
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of Ernst & Young LLP be ratified by stockholders.
Audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2009 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, Ernst & Young LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By Ernst & Young LLP” for a description of the fees paid to Ernst & Young LLP in 2008 and 2009.
One or more representatives of Ernst & Young LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.
If the appointment of Ernst & Young LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 22, 2010 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 1666 East Touhy Avenue, Des Plaines, Illinois, 60018. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares of Common Stock issued and outstanding as of March 22, 2010 is 8,522,001.

	Sole Voting or	Shared
	Dispositive	Dispositive	Shared Voting	Percent of
Name of Beneficial Owner	Power	Power	Power	Class

Five Percent Shareholders:
Roberta Port Washlow (1) (2) (3)	5,000	3,011,436	240,000	38.2%
Sidney L. Port Trust, dated July 22, 1970 (the “1970 Trust”) (4)	1,170,389	—	—	13.7%
Royce & Associates LLC (5) 1414 Avenue of the Americas New York, NY 10019	1,033,545	—	—	12.1%
H. George Mann, Trustee (6) 1186 Linden Ave. Highland Park, Il 60035	2,345,000	—	—	27.5%

Non-Executive Directors and Director Nominees:
Andrew B. Albert	—	—	—	—
I. Steven Edelson	—	—	—	—
James S. Errant (7)	10,577	12,378	—	*
Lee S. Hillman	2,289	—	—	*
Ronald B. Port, M.D. (2) (3) (8)	17,904	3,011,436	240,000	38.4%
Thomas S. Postek	12,585	—	—	*
Robert G. Rettig	6,289	—	—	*
Wilma J. Smelcer	2,289	—	—	*

Named Executive Officers:
Thomas J. Neri	—	—	—	—
Neil E. Jenkins	—	—	—	—
Harry A. Dochelli	—	—	—	—
Stewart A. Howley	—	—	—	—
Ronald J. Knutson	—	—	—	—
F. Terrence Blanchard (9)	—	—	—	—
All executive officers and directors as a group (15 persons)	51,933	3,023,814	240,000	38.9%

*	Less than 1%.

(1)	Does not include 28,893 shares that are beneficially owned by Ms. Washlow’s spouse.

(2)
Includes shares held in two family partnerships in the aggregate amount of 3,011,436 in which Dr. Ronald B. Port and Roberta Port Washlow (Dr. Port’s sister) are the managing partners. Approval of both of the managing general partners is required for any actions with respect to the reported securities. 1,200,000 of the shares (the “LP Pledged Shares”) held by one of the limited partnerships have been pledged as collateral for loans to the 1970 Trust in an amount of $11,625,000 (the “Loans”). Does not include shares held by the 1970 Trust as described in footnote (4).

(3)
Includes 240,000 shares held by a voting trust pursuant to which Ms. Washlow and Dr. Port are trustees. Ms. Washlow and Dr. Port together have voting power with respect to the shares, but have no power to dispose of the shares. Upon termination of the voting trust, the shares are to be distributed to undisclosed beneficiaries.

(4)
Any vote or disposition of the 1,170,289 shares held by the 1970 Trust must be approved by a majority of the three trustees, Dr. Port, Ms. Washlow and H. George Mann. 1,145,000 of the shares (together with the LP Pledged Shares, the “Pledged Shares”) held by the 1970 Trust have been pledged as collateral for loans to the 1970 Trust.

(5)	December 31, 2009 holdings based on a Schedule 13G filed with the SEC by Royce & Associates LLC holdings on January 25, 2010

(6)
Shares listed as beneficially owned by George Mann consist of the Pledged Shares owned by one of the family limited partnerships and by the 1970 Trust. Due to the market price of Lawson’s Common Stock falling below a certain level, George Mann, as trustee for various family trusts, has acquired the right, but not the obligation, to dispose of the Pledged Shares.

(7)	Mr. Errant is the former brother-in-law of Ms. Washlow and Dr. Port.

(8)	Stockholdings shown include 1,500 shares issuable upon the exercise of stock options exercisable within 60 days of March 22, 2010 by Dr. Port, but do not include 4,803 shares held by Dr. Port’s wife.

(9)	Mr. Blanchard resigned from the Company effective December 31, 2009. The share information provided for Mr. Blanchard is current through this date.
CORPORATE GOVERNANCE
Board Leadership Structure
Our Amended and Restated By-Laws provide that the roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The role of Chairman of the Board is currently held by Ronald Port M.D. and the position of Chief Executive Officer is currently held by Mr. Thomas Neri. This structure has been in place since 2007. The separation of the Chairmanship and the Chief Executive Officer functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company’s shareholders to continue with this structure at this time.
Board of Director Meetings and Committees
The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All Committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.
In 2009, each director attended, either in person or via teleconference, at least 75% of the meetings of the Board of Directors and of the respective committees on which he or she served. The number of meetings held by the Board of Directors and the Committees in 2009 were as follows:

Number of Meetings
Board of Directors	10
Audit Committee	10
Compensation Committee	8
Financial Strategies Committee	2
Management Development Committee	2
Nominating and Governance Committee	3
Special Committee[1]	1

1	The Special Committee was created in response to a member of the Port family’s request that the Company consider the repurchase of all or a portion of such member’s stock.

The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company’s procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company’s independent auditors; (iii) reviewing the scope and results of the audit by the Company’s independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company’s General Counsel potentially material legal and regulatory matters and corporate compliance and (vi) reviewing and approving all related party transactions. Additionally, in 2010, the Audit Committee will oversee the development of the Company’s formalized Enterprise Risk Management program.
The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Robert G. Rettig and Wilma J. Smelcer. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. James T. Brophy, who served as a member of the Audit Committee until October 19, 2009 and Mitchell H. Saranow who served as a member of the Audit Committee until December 8, 2009, also satisfied the independence requirements of The Nasdaq Stock Market and the SEC. The Board of Directors has determined that Mr. Postek is an “audit committee financial expert” as such term is defined by the SEC.
The Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the Chief Executive Officer and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the Chief Executive Officer and senior management, which include the named executives whose compensation is included in this report. The Chief Executive Officer makes recommendations on compensation to the Compensation Committee for all executive officers except himself.
The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and Robert G. Rettig. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Code. Wilma J. Smelcer and Mitchell H. Saranow who served as members of the Compensation Committee until December 8, 2009, also satisfied the independence requirements of The Nasdaq Stock Market and the SEC.
The Financial Strategies Committee
The Financial Strategies Committee reviews and evaluates the Company’s financial plans and financial structure, monitors the Company’s relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding capital expenditures. The Financial Strategies Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson, James S. Errant, Thomas J. Neri, Ronald B. Port, M.D, and Thomas S. Postek.

The Management Development Committee
The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual incentive evaluation process. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant, and Ronald B. Port, M.D.
The Nominating and Governance Committee
The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant and Robert G. Rettig. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market. James T. Brophy who served as a member of the Nominating and Governance Committee until October 19, 2009, also satisfied the independence requirements of The Nasdaq Stock Market and the SEC.
Director Nominations
The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, at c/o Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. In order for a stockholder to nominate a candidate for director, under the Company’s certificate of incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, such notice must be mailed or delivered to the Secretary of the Company not less than fourteen days prior to the meeting. The Company’s certificate of incorporation specifies additional information regarding the nominee that must accompany the notice.
The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the nominating committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.
The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. Nominating and Governance Committee will consider a candidate’s qualifications and background, including, but not limited to responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate’s technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may from time to time engage the service of a professional search firm to identify and evaluate potential nominees.

Director Independence
The Company’s Board of Directors has determined that Directors Andrew B. Albert, I. Steven Edelson, James S. Errant, Lee S. Hillman, Thomas S. Postek, Robert G. Rettig and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.
The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.
The Board’s Role in Risk Management
The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through Committees. The Board is formalizing much of its risk management oversight function through the Audit Committee.
In 2010, the Audit Committee adopted a plan to implement a formalized Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to formalize the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. Under the plan, management will identify and prioritize risks along with those processes that are currently in place to mitigate enterprise risks. Metrics will be developed for measuring and reporting risks to the Board. A steering committee, comprised of operating management, will be charged with effectively communicating risk awareness throughout the Company.
In addition to the formal ERM program, the Board Committees have significant roles in carrying out the risk oversight function which include but are not limited to the following:
•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;

•
The Compensation Committee oversees the Company’s compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse affect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions;

•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.
While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use, or disposition of the Company’s assets.
The Company has an Internal Audit Department that reports to the Audit Committee on a regular basis. Part of the Internal Audit Department’s mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the Internal Audit Department carries this out is by evaluating the Company’s network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews with each of the Company’s subsidiaries. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review that all disclosures and forward-looking statements made by Lawson to its security holders are accurate and complete, and all disclosures fairly present Lawson Products’ financial condition and results of operations in all material respects.
The Company has also established and communicated to its employees a Code of Business Conduct and an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated web site or through a toll free number.
Compensation Risk
The Company has reviewed its compensation programs, including all of its business units, to determine if they encourage individuals to take unreasonable risks; and has determined that the risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.
Code of Business Conduct
The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all employees and sales agents. The Code of Conduct is applicable to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives. The Company will provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.
Annual Meeting Attendance Policy
The Company expects all members of the Board of Directors to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting. All directors attended the most recent annual meeting of stockholders held on December 8, 2009.
Stockholder Communications with Board of Directors
Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Communications intended for non-management directors should be directed to the Chairman of the Nominating and Governance Committee. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

Executive Officers
The executive officers of the Company are as follows.

		Year First
		Elected to
		Present
Name	Age	Office	Position
Thomas J. Neri	58	2007	President, Chief Executive Officer and Director
Ronald J. Knutson	46	2009	Senior Vice President and Chief Financial Officer
Harry A. Dochelli	50	2009	Executive Vice President and Chief Operating Officer
Neil E. Jenkins	60	2004	Executive Vice President, Secretary and General Counsel
Stewart A. Howley	48	2008	Senior Vice President Strategic Business Development
Michelle I. Russell	49	2007	Senior Vice President Operations and Supply Chain Management
Robert O. Border	46	2009	Senior Vice President Information Technology
Biographical information for the past five years relating to each of our executive officers is set forth below.
Mr. Neri was elected Chief Executive Officer in April 2007 and was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007 and was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning.
Mr. Knutson was elected Senior Vice President and Chief Financial Officer effective November 2009. Mr. Knutson served as Senior Vice President, Chief Financial Officer of Frozen Food Express Industries, Inc. from January 2009 to November 2009. Mr. Knutson served as Vice President, Finance of Ace Hardware Corporation from 2006 through 2007 and Vice President, Controller of Ace Hardware from 2003 to 2005.
Mr. Dochelli was elected Chief Operating Officer effective December 2009 and served as Executive Vice President Sales and Marketing from April 2008 to December 2009. Previously, Mr. Dochelli served as Executive Vice President, North America Contract Sales for OfficeMax from 2007 until 2008, Executive Vice President of U.S. Operations for OfficeMax/Boise Cascade Office Solutions from 2005 to 2007 and in various other management positions with OfficeMax/Boise Cascade Office Solutions from 1987 to 2005.
Mr. Jenkins was elected Executive Vice President; Secretary and General Counsel in 2004. From 2000 to 2003 Mr. Jenkins served as Secretary and Corporate Counsel of the Company.
Mr. Howley was elected Senior Vice President Strategic Business Development effective April 2008. Mr. Howley served as Chief Marketing Officer from December 2005 until May 2008. From August 2002 through December 2005, he was Director of Strategic Business Development with Home Depot Supply.
Ms. Russell was elected Senior Vice President Operations and Supply Chain Management in August 2007. Ms. Russell served as Chief Ethics and Compliance Officer from April 2006 until August 2007 and in a consulting capacity from November 2005 through March 2006. Prior to this Ms. Russell held the role of Vice President of Operations at Associated Materials, Inc. from 2001 until 2005.
Mr. Border was elected Senior Vice President Information Technology effective September 2009. Previously, Mr. Border served as the Managing Director, Information Technology at Midwest Generation, a subsidiary of Edison Mission Energy, from 2004 until 2009.

REMUNERATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis (“CD&A”)
Compensation Philosophy and Objectives
The Company’s executive compensation programs are designed to reward executives for the development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive plan, and a long-term incentive opportunity. We believe the mix of these three forms of compensation in the aggregate balance the reward for each executive’s contributions to our Company. Our compensation programs are designed to encourage and reward the creation of long-term shareholder value.
The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:
1.
Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Although we strive to develop executives from within to lead the organization, due to the particular needs of the Company, a significant number of executives have been recruited from outside the Company during the past few years. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.
Accountability for Lawson’s Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive plans. Our executives’ compensation increases or decreases based on how well they achieve their performance goals.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.
When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. Lawson attempts to balance its executive officer total compensation program to promote the achievement of both current and long-term performance goals. While each compensation program has specific objectives, in aggregate, the Company strives to position its executive officer total compensation program in alignment with the competitive practices of the market.
Named Executive Officers
For 2009, our named executive officers were as follows:

Executive Name	Title
Thomas J. Neri	President and Chief Executive Officer
Ronald J. Knutson	Senior Vice President and Chief Financial Officer
Harry A. Dochelli	Executive Vice President and Chief Operating Officer
Neil E. Jenkins	Executive Vice President, Secretary & General Counsel
Stewart A. Howley	Senior Vice President Strategic Business Development
F. Terrence Blanchard[1]	Former Chief Financial Officer

[1]	Mr. Blanchard, former Chief Financial Officer, resigned from the Company in December 2009.

Determining Competitive Practices
Peer Group for Compensation Benchmarking
In 2009 we worked with an independent compensation consulting firm to develop a peer group of 16 companies used for evaluating competitive total compensation levels. This peer group represents a mix of companies in which we would likely compete for business and talent, with revenues and market capitalization similar to that of Lawson. Specifically, in 2008, the peer group companies had median revenue of approximately $638 million and a market capitalization of $157 million compared to Lawson’s 2008 revenue of $485 million and market capitalization of $151 million. We used this peer group specifically to review the level of base salaries, mix and size of annual and long-term incentives, and other benefits and perquisites provided to executives of similar-sized companies.
The compensation peer group included the following companies:
•	Aceto Corp.

•	Barnes Group Inc.

•	Colfax Corp

•	DXP Enterprises, Inc.

•	Harding Inc.

•	Houston Wire & Cable Co.

•	Huttig Building Products, Inc.

•	Interline Brands, Inc.

•	Kaman Corp.

•	NN Inc.

•	Nu Horizons Electronics Corporation

•	Richardson Electronics LTD.

•	Robbins & Myers Inc.

•	SED International Holdings, Inc.

•	Simpson Manufacturing, Inc.

•	Thermadyne Holdings, Corp.
Other Competitive Benchmarks
To supplement compensation data gathered from our peer group companies, compensation for our named executive officers is also compared to published survey data from the Watson Wyatt Top Management Survey and the Mercer Benchmark Executive Survey. These surveys include data from various companies and wholesale and retail trade organizations of similar size to Lawson.
Elements of Total Compensation
We provide our executives a compensation package designed to promote both current and long-term results. This package includes a base salary, an annual incentive bonus, a long-term incentive plan and other benefits. During 2009, executives were also awarded equity based compensation as we reevaluated the design of the performance-based long-term incentive plan. These compensation elements are described in detail below.
Base Salary
We provide base salaries to compensate executives for the services rendered during the fiscal year. In setting base salaries for the CEO and other executives, the Compensation Committee considers:
•	Competitive market data;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The compensation of the individual relative to other members of the executive team; and

•	Individual performance of the executive in the prior year.

Given the current economic recession and its negative impact on our financial performance, the Compensation Committee determined that none of the executive officers would receive a base salary increase in 2009.
The base salaries for selected named executive officers in 2009 were as follows:

2009
Executive Name	Base Salary
Thomas J. Neri	$500,000
Ronald J. Knutson[1]	280,000
Harry A. Dochelli	400,000
Neil E. Jenkins	365,000
Stewart A. Howley	295,610

[1]	Joined the Company on November 16, 2009.
Annual Incentive Plan (“AIP”)
The AIP is designed to reward executives for the achievement of fiscal year goals that, depending on the role of the executive, are composed of a mix of corporate and individual objectives. The purpose of the AIP is to focus on the achievement of key business objectives for the fiscal year, and also to be aligned with the strategic plan which has a longer-term time horizon focused on creating shareholder value. Mr. Knutson did not participate in the 2009 AIP, however, he will participate in the 2010 AIP.
At the beginning of each year, AIP award opportunities are established as a percentage of the participant’s annual base salary. The 2009 AIP award opportunities at threshold, target and maximum for the named executive officers in 2009 are provided in the table in the section entitled “Grants of Plan Based Awards in 2009.”
The 2009 AIP target opportunities as a percent of each NEO’s salary were set as follows:

	AIP Target		AIP Goal Weighting
		Percent of		Working
		Base	Adjusted	Capital	Individual
	Amount	Salary	EBITDA	Reduction	Objectives
Thomas J. Neri	$500,000	100%	45%	25%	30%
Harry A. Dochelli	240,000	60	40	20	40
Neil E. Jenkins	182,500	50	40	20	40
Stewart A. Howley	147,805	50	40	20	40
In 2009, the AIP goals for each executive officer included two key corporate performance measures and individual objectives. The key corporate performance measures were EBITDA excluding incentive compensation and the net market loss of the cash surrender value of life insurance and the deferred compensation liability (“Adjusted EBITDA”) and reduction in working capital. Working capital for purposes of calculating bonuses consists of accounts receivable, inventory and accounts payable and rewards executives for improving the Company’s cash flow and balance sheet.

The 2009 corporate performance measure targets and actual results were as follows (dollars in thousands):

	Actual	Performance Targets
Performance measure	Results	Threshold	Target	Maximum
Adjusted EBITDA	$15,432	$11,300	$15,700	$25,000
Payout percentage	96.95%	50.00%	100.00%	150.00%

Working capital reduction	$18,847	$4,735	$8,485	$14,485
Payout percentage	150.00%	50.00%	100.00%	150.00%
Adjusted EBITDA was $6.9 million. This amount was then amended for (i) various factors outside of management’s control and decisions made by the prior management team that had an adverse effect on the Company’s value and (ii) costs incurred in 2009 to restructure the Company pursuant to a plan with the Board’s prior consent, that should benefit the Company in future years. These items include severance charges related to restructuring and certain expenses related to prior year tax issues. The aggregate amount of all amendments was $8.5 million resulting in an Adjusted EBITDA of $15.4 million or 96.95% achievement of the goal.
The individual objectives were established to reward the named executive officers for the attainment of certain financial goals and also for reaching certain progress benchmarks in the implementation of the Company’s three major strategic initiatives; 1) re-structure our sales organization 2) optimize our distribution network and 3) replace our legacy information systems with an Enterprise Resource Planning (“ERP”) system.
Specific weightings for each NEO’s individual performance goals, percentage achieved and resulting payout percentage were as follows:

	Individual	Percentage
	Objective	of Target	Payout
	Weight	Achieved	Percentage
Thomas J. Neri:
Execute on company wide cost reduction program	49.9%	125%	62.38%
Implement first phase of Sales Transformation project	16.7	125	20.88
Attain certain benchmarks related to ERP selection	16.7	100	16.70
Achieve certain recovery goals at the Rutland subsidiary	16.7	50	8.35

Weighted average individual objective achievement	100.0%		108.30%

Harry A. Dochelli:
Progress on implementing the Sales Transformation project	30.0%	150%	45.00%
Achieve certain MRO sales levels	20.0	90	18.00
Achieve certain controllable cost goals	20.0	123	24.50
Achieve gross margin return on investment levels	20.0	100	20.00
Retention of sales accounts	5.0	103	5.13
Develop strategic account sales	5.0	80	4.00

Weighted average individual objective achievement	100.0%		116.63%

Neil E. Jenkins:
Develop and implement an investor relations program	37.5%	100%	37.50%
Formalize the oversight of risk management	37.5	50	18.75
Oversee deferred compensation asset allocation	25.0	110	27.50

Weighted average individual objective achievement	100.0%		83.75%

Stewart A. Howley:
Manage all aspects of a strategic company project	25.0%	100%	25.00%
Implement a turnaround plan for the Rutland subsidiary	37.5	50	18.75%
Implement a turnaround plan for the ACS subsidiary	37.5	—	—

Weighted average individual objective achievement	100.0%		43.75%

Components of the target bonuses with percentage of achievement and actual bonus paid for 2009 are outlined below:

		Percentage
	Target	of Target	Actual Bonus
	Bonus	Achieved	Paid
Thomas J. Neri
Adjusted EBITDA	$225,000	96.95%	$218,138
Working Capital Reduction	125,000	150.00	187,500
Individual Objectives	150,000	108.30	162,450

Total	$500,000	113.62	$568,088

Harry A. Dochelli
Adjusted EBITDA	$96,000	96.95%	$93,072
Working Capital Reduction	48,000	150.00	72,000
Individual Objectives	96,000	116.63	111,960

Total	$240,000	115.43	$277,032

Neil E. Jenkins
Adjusted EBITDA	$73,000	96.95%	$70,774
Working Capital Reduction	36,500	150.00	54,750
Individual Objectives	73,000	83.75	61,138

Total	$182,500	102.28	$186,662

Stewart A. Howley
Adjusted EBITDA	$59,122	96.95%	$57,319
Working Capital Reduction	29,561	150.00	44,342
Individual Objectives	59,122	43.75	25,866

Total	$147,805	86.28	$127,527

We anticipate the Compensation Committee will evaluate potential AIP goals and executive award opportunities for 2010 based on a number of factors, including but not limited to, the achievement of operational goals, the Company’s adjusted EBITDA performance and the Company’s cash flow performance, relative to predetermined targets.
Equity Based Compensation
Historically, Lawson has issued equity based compensation, in the form of Stock Performance Rights (“SPRs”), to members of the Board of Directors to link a portion of their compensation to the creation of shareholder value. In 2008 and 2009, to supplement the AIP and performance-based long-term incentive plan (“LTIP”) during the severe economic recession and restructuring of the Company, Lawson granted SPRs to selected executives and key employees. In 2009 the Company also granted restricted stock awards (“RSAs”) to certain of its executives and key employees. The number of SPRs and RSAs granted to each named executive officer was determined by the Compensation Committee which took into consideration each executive’s total compensation, competitiveness as compared to market levels and competitive practices as it relates to the granting of long-term incentives to comparable executives working for similar companies.
Operating similarly to a stock option, the exercise price of an SPR is equal to the fair market value of the Company’s stock as of date of grant and value is only realized by the executive if the stock price at the time of exercise is higher than at grant. The executive receives a cash payment for the difference upon exercise. Generally, SPR grants have a three-year vesting schedule, with awards vesting ratably over that period on the anniversary of the grant date. The SPRs granted to the named executive officers in 2009 expire seven years from the date of grant.

RSAs vest ratably over a three year period beginning on the first anniversary of the date of the grant. On each vesting date the vested RSAs are exchanged for an equal number of the Company’s common stock. Common stock received by the participant cannot be transferred until either the end of the three year vesting period, or employment with the Company is terminated without cause. The participants have no voting or dividend rights with the RSAs or the common shares received through vesting until the third anniversary of the date of the grant.
Performance- based Long-Term Incentive Plans
Through various long-term incentive opportunities, Lawson ties a considerable portion of each executive’s compensation to sustained growth and the achievement of measurable corporate performance goals. Goals are established to link executive compensation levels to increased shareholder value.
In 2008, the Compensation Committee recommended and received shareholder approval for a new performance-based LTIP. The LTIP is intended to provide for cash or stock awards payable upon achievement of predetermined three-year operating performance goals. The intent of the LTIP is to provide such opportunities each year under overlapping performance periods that commence on January 1 and end on December 31 three years later. LTIP participants will generally include the named executive officers plus other senior executives important to the achievement of Lawson’s long-term operating goals and creation of shareholder value.
2008 was the first year participants were granted an opportunity under this plan. Accordingly, the first cycle under the LTIP was set based on two-year operating performance goals, starting at the beginning of 2008 and concluding at the end of 2009. The rationale behind this two-year cycle was to focus executives on achieving mid-term goals while keeping them motivated to meet the longer-term restructuring goals of the Company. It is anticipated that all future performance periods will be three-year cycles.
The Company did not meet the established performance thresholds related to the 2008-2009 cycle, therefore, no LTIP award was earned by or paid to the plan participants.
Given the considerable turbulence in the markets impacting Lawson’s business and the ongoing restructuring of the Company, the Compensation Committee decided not to implement a LTIP for the 2009-2011 plan cycle. Rather, the Committee reevaluated the design of the long-term incentives to be granted to the executive officers for 2009 in order to more effectively motivate the executives towards achievement of longer-term shareholder value and retain the leadership talent necessary as the Company implements its strategic and restructuring initiatives over the next few years. Therefore, Lawson granted SPRs and RSAs to its executives to link a meaningful portion of their compensation to the creation of shareholder value in lieu of a 2009-2011 LTIP opportunity.
In 2010 Lawson concluded the reevaluation of the LTIP and established the structure and performance goals for the 2010-2012 plan cycle. The Compensation Committee has determined that the 2010-2012 LTIP will be aligned with three-year performance goals based on improvement in the Company’s EBITDA return on capital and growth in gross profit. The LTIP awards will vest upon achievement of the performance objectives at the end of the three-year performance period. It is anticipated that all future performance periods will continue to be three-year cycles, with performance metrics and goals established for each plan cycle.

Benefits
The named executive officers are eligible for both “qualified” and “non-qualified” benefits. Qualified benefits are generally available to all Lawson employees and are subject to favorable tax treatment by the IRS under the current tax code. Qualified benefit plans cover such items as health insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. Named executive officers and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to qualified benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Internal Revenue Code. Non-qualified benefit plans are designed to fill a gap in executive compensation that is not covered by qualified plans.
One non-qualified benefit for executives is the opportunity to defer compensation in a deferred compensation plan. The plan allows participants to defer the receipt of earnings until a later year and therefore, defer payment of income taxes. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. Based on the increase or decrease in the tracked mutual funds’ total value, the Company uses its own funds to adjust the deferred compensation by that gain (or loss) when distributed. This type of plan allows the participant to defer the receipt of compensation into retirement years when income and tax levels are generally lower. We believe the deferred compensation program provides executives a valuable benefit at a relatively small cost to the Company. Executives in the plan are unsecured creditors and are at risk of losing part or all of their deferrals if the Company were to file for bankruptcy.
The Company has broad-based, qualified, profit-sharing and 401(k) plans available to the named executive officers, along with other employees, to facilitate retirement savings. For 2009, the Company made a profit sharing contribution of 5% of the executive’s base salary up to the IRS annual compensation limit of $245,000. The Company contributed 5% on any amounts of the executive’s base salary in excess of the $245,000 limit into the Executive Deferred Compensation Plan.
Perquisites
Our Company operates in a spirit of thrift and directs its resources at building shareholder value. We believe that perquisites are generally not a good investment. We do not offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. We do offer a financial advisor’s services to a small group of senior executives for retirement planning purposes and annual physicals to key members of the management team.

Separation, Change-in-Control and Compensation Recovery
Employment and Change-in-Control Contracts
Certain executive officers have employment contracts with the Company. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.
Separation of a Named Executive Officer in 2009
Effective December 31, 2009, F. Terrence Blanchard resigned as interim Chief Financial Officer of the Company. A $30,000 one time cash bonus was awarded to Mr. Blanchard for his contributions to the Company to achieve its working capital reduction and to support the search for an Enterprise Resource Planning system which were considered beyond the scope of the employment contract with Tatum, LLC., with whom the Company contracted Mr. Blanchard’s services.
Compensation Recovery Policy
The Company does not have a formalized compensation recovery policy. However, under the terms of the Company’s compensation plans, the Compensation Committee has full discretion to reduce the size of an award if relevant performance measures are restated or adjusted.
Role of Executives in Setting Compensation
The Company’s CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other named executive officers as described above under the caption “The Compensation Committee”.
Compensation Committee Interlocks and Insider Participation
In 2009, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2009, and no member of the Compensation Committee was formerly an officer of the Company.
Role of the Compensation Consultant
In 2009, management engaged Grant Thornton LLP to perform benchmarking analysis and make recommendations on performance metrics and potential incentive opportunity levels for its executives. Grant Thornton was also asked to make recommendations for the 2010-2012 LTIP, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. Grant Thornton also assisted the Company in complying with the SEC proxy disclosure requirements as it relates to the preparation of the Compensation Discussion & Analysis and related tabular calculations. Grant Thornton is independent and all work performed by Grant Thornton is subject to review and approval of the Compensation Committee.

Tax & Accounting Considerations
409A
Section 409A of the Internal Revenue Codes relates to the tax treatment of earnings when a payment the Company is obligated to make to an executive is deferred to a future tax year. The Company has reviewed its executive employment contracts and agreements and believes they are in compliance with Section 409A.
162(m)
Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation paid in any given year to a named executive officer in excess of $1.0 million. Performance-based compensation plans are not subject to this restriction. As much as practicable, Lawson attempts to comply with the provisions of 162(m), as clarified under Rev. Rul. 2008-13, in order to be able to deduct compensation paid to its executive officers. This will allow payments made to any named executive officer in a performance-based compensation plan to be deductible by the Company if that officer’s compensation exceeds $1.0 million in a given year. In the event the proposed compensation for any of the Company’s named executive officers is expected to exceed the $1.0 million limitation, the Compensation Committee will, in making a decision, balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.
Stock-based compensation
The fair value of stock-based compensation, which includes equity incentives such as stock options, restricted stock, and stock appreciation rights is measured in accordance with Generally Accepted Accounting Principles and is expensed over the applicable vesting period.
280G and 4999
Sections 280G and 4999 of the Internal Revenue Codes relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control if the payment exceeds three times the executive’s base earnings (as defined by the code section). The Company seeks to minimize the tax consequences that might arise under a potential change-in-control of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing change of control agreements provide that the Company will reduce the change-in-control payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee
The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2009. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)
Andrew B. Albert
I. Steven Edelson
Robert G. Rettig

COMPENSATION AGREEMENTS
Key terms of compensation agreements currently in effect between the Company and its executive officers are summarized below.
Mr. Thomas J. Neri
Mr. Neri is employed under an amended and restated employment agreement as of February 19, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he receive an initial annual base salary of $500,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $450,000. During 2009 Mr. Neri’s salary was $500,000.
The agreement provides that he will be eligible for performance based annual incentive bonuses, he is eligible to participate in the Company’s LTIP and he is eligible for various equity-based compensation awards, including stock options, restricted stock and stock award grants.
If the Company terminates Mr. Neri without cause, or he terminates his employment for good reason, Mr. Neri will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.
If within 12 months following a change-in-control, the Company terminates Mr. Neri’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested options and rights granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Neri and his family will be covered under the Company’s health benefit plans for two years following termination.
In the event Mr. Neri dies while employed by the Company, his spouse and dependants will receive an amount equal to two times Mr. Neri’s then current annual base salary, a pro rata bonus payment and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.
If Mr. Neri becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.
If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.
Mr. Neri has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Ronald J. Knutson
Mr. Knutson became employed under an October 12, 2009 agreement. During 2009, Mr. Knutson’s initial annual salary was set at $280,000. The agreement provides that he is eligible for performance based annual incentive bonuses with a target bonus for 2010 of 50% of his base salary. He is eligible to participate in the LTIP and Mr. Knutson received a sign-on bonus of $50,000. In the event that Mr. Knutson is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service up to a maximum of 18 months.
On January 29, 2010, Mr. Knutson and the Company entered into a change-in-control agreement such that, if within six months following a change in control, the Company terminates Mr. Knutson’s employment without cause or Mr. Knutson terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus or, if he was not a participant in the prior year AIP, an amount equal to his current AIP target bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Knutson and his family will be covered under the Company’s health benefit plans for two years following termination. Mr. Knutson has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.
Mr. Harry A. Dochelli
Mr. Dochelli is employed under an agreement as of April 7, 2008. During 2009, Mr. Dochelli’s salary was $400,000. The agreement provides that he is eligible for performance based annual incentive bonuses at a target of 60% of his annual base salary; he is eligible to participate in the LTIP and for various equity-based compensation awards, including stock options, restricted stock and stock award grants. Mr. Dochelli received a sign-on bonus of $100,000 in 2008. He is also eligible for a one-time $100,000 performance bonus after two years of employment. In the event Mr. Dochelli is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service.
On February 12, 2009, Mr. Dochelli entered into a change in control agreement. If within one year following a change in control, the Company terminates Mr. Dochelli’s employment without cause or Mr. Dochelli terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Dochelli and his family will be covered under the Company’s health benefit plans for 18 months following termination. Mr. Dochelli has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.
Mr. Neil E. Jenkins
Mr. Jenkins is employed under an amended and restated employment agreement as of February 19, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he would receive an initial annual base salary of $365,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $325,000. During 2009 Mr. Jenkins’ salary was $365,000.
The agreement provides that he will be eligible for performance based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible for various equity-based compensation awards, including stock options, restricted stock and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason, Mr. Jenkins will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.
If within 12 months following a change-in-control, the Company terminates Mr. Jenkins’ employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested options and rights granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Jenkins and his family will be covered under the Company’s health benefit plans for two years following termination.
In the event that Mr. Jenkins dies while employed by the Company, his spouse and dependants will receive an amount equal to two times Mr. Jenkins then current annual base salary and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.
If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for six months at a rate equal to 60% of his then current salary for thirty months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.
If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.
Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.
Mr. Stewart A. Howley
Mr. Howley is employed under a contract effective December 5, 2005. During 2009 Mr. Howley’s salary was $295,610. The contract provides for salary increases from time to time and eligibility for performance based annual incentive bonus. The Company or Mr. Howley may cancel the contract at any time, upon written notice. In the event that Mr. Howley is terminated without cause or if Mr. Howley leaves for good reason, the Company will continue to pay his base salary and certain benefits for a period of one year, plus two months salary for every additional year of service up to a maximum of 12 additional month’s salary. During the salary continuation period, Mr. Howley is obligated to provide certain limited consulting services to the Company. In the event that Mr. Howley dies while employed by the Company, Mr. Howley’s estate will receive an amount equal to two times his then current annual base salary.
On February 12, 2009, Mr. Howley entered into a change-in-control agreement. If within one year following a change in control, the Company terminates Mr. Howley’s employment without cause or Mr. Howley terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Howley and his family will be covered under the Company’s health benefit plans for 12 months following termination. Mr. Howley has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

2009 SUMMARY COMPENSATION TABLE
The following table shows the compensation for the last three fiscal years awarded to or earned by individuals who served as the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s three other most highly compensated executive officers and an additional individual for whom disclosure would have been provided if he had been serving as an executive officer at the end of 2009.

					Option	Non-Equity
				Stock	Awards	Incentive Plan	All Other
		Salary	Bonus	Awards	(SPRs)	Compensation	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)

Thomas J. Neri	2009	500,000	—	150,025	148,413	568,088	27,200	1,393,726
President, Chief Executive	2008	485,417	2,395,000	—	—	225,000	26,471	3,131,888
Officer	2007	432,500	—	—	—	345,000	37,882	815,382

Ronald J. Knutson (7)	2009	35,000	50,000	—	—	—	—	85,000
Senior Vice President Chief Financial Officer

Harry A. Dochelli (8)	2009	400,000	—	111,195	111,107	277,032	20,000	919,334
Executive Vice President	2008	294,103	100,000	—	211,750	100,000	14,705	720,558
Chief Operating Officer

Neil E. Jenkins	2009	365,000	—	63,540	63,258	186,662	18,750	697,210
Executive Vice President,	2008	342,370	1,624,000	—	74,800	120,000	18,327	2,179,497
Secretary and General	2007	277,022	—	—	—	93,750	25,055	395,827
Counsel

Stewart A. Howley	2009	295,610	—	30,005	29,196	127,527	14,781	497,119
Senior Vice President	2008	293,818	441,000	—	74,800	50,000	14,691	874,309
Strategic Business	2007	282,000	—	—	—	85,332	52,689	420,021
Development

F. Terrence Blanchard (9)	2009	386,400	30,000	—	—	—	19,320	435,720
Former Chief Financial	2008	200,631	—	—	—	—	10,032	210,663
Officer

(1)	The amounts listed in this column represent the base salary paid to the named executive officer in 2009, 2008 and 2007.

(2)
Mr. Knutson received a $50,000 sign-on bonus in 2009 and Mr. Dochelli received a $100,000 sign-on bonus in 2008. Mr. Blanchard received a bonus of $30,000 in 2009. Bonuses awarded in 2008 of $2,395,000, $1,624,000 and $441,000 by Mr. Neri, Mr. Jenkins and Mr. Howley, respectively, for the 2004-2008 long term incentive plan, are paid out 50% in 2009, 25% in 2010 and 25% in 2011.

(3)	The amounts in this column represent the aggregate grant date fair value of restricted stock awards.

(4)
The amounts in this column represent the aggregate grant date fair value of the SPRs awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the named executive officer.

(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2009 were paid out in 2010.

(6)	See All Other Compensation below for details regarding the amounts in this column for 2009.

(7)	Mr. Knutson joined the Company in November 2009.

(8)	Mr. Dochelli joined the Company in April 2008.

(9)	Mr. Blanchard joined the Company as Chief Financial Officer in June 2008 and separated from the Company in December 2009.

ALL OTHER COMPENSATION IN 2009

		Deferred
		Compensation	Financial
	Profit Sharing	Plan	Counseling	Annual	Total All Other
	Contribution	Contributions	Payments	Physical	Compensation
Name	($) (1)	($) (2)	($)	($)	($)

Thomas J. Neri	12,250	12,750	2,200	—	27,200

Harry A. Dochelli	12,250	7,750	—	—	20,000

Neil E. Jenkins	12,250	6,000	—	500	18,750

Stewart A. Howley	12,250	2,531	—	—	14,781

F. Terrence Blanchard	12,250	7,070	—	—	19,320

(1)	The Company made a profit sharing contribution of 5% of base salary up to the 2009 IRS annual compensation limit of $245,000.

(2)
For executives with base salaries above the IRS annual compensation limit, the Company paid 5% on the “excess” above the IRS annual compensation limit into the Executive Deferred Compensation Plan. Please see the Non-Qualified Deferred Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2009

						All other
					All other	option
					stock awards:	awards:	Exercise	Grant date
					Number of	Number of	or base	fair value of
		Estimated Future Payouts Under			shares of	securities	price of	stock and
		Non-Equity Incentive Plan Awards			stock or	underlying	option	option
Named	Effective	Threshold	Target	Maximum	units	options	awards	awards
executive officer	grant date	($)	($)	($)	(#)	(#)(1)	($/Sh)(1)	($)

Thomas J. Neri 2009 AIP (2)		250,000	500,000	750,000
Stock awards (3)	12/22/2009				8,500			150,025
SPRs (4)	12/22/2009					18,300	17.65	148,413

Harry A. Dochelli 2009 AIP (2)		120,000	240,000	360,000
Stock awards (3)	12/22/2009				6,300			111,195
SPRs (4)	12/22/2009					13,700	17.65	111,107

Neil E. Jenkins 2009 AIP (2)		91,250	182,500	273,750
Stock awards (3)	12/22/2009				3,600			63,540
SPRs (4)	12/22/2009					7,800	17.65	63,258

Stewart A. Howley 2009 AIP (2)		73,903	147,805	221,708
Stock awards (3)	12/22/2009				1,700			30,005
SPRs (4)	12/22/2009					3,600	17.65	29,196

(1)	Amounts represented in these columns represent awards of SPRs that have characteristics similar to options.

(2)	Reflects potential awards under the 2009 AIP. These awards were paid in March 2010.

(3)	Restricted stock awards vest ratably over three years.

(4)	SPRs vest ratably over three years and have a seven year term.

OUTSTANDING EQUITY AWARDS/SPRs AT DECEMBER 31, 2009

	SPR Awards (Stock Performance Rights) (1)					Stock Awards (2)
						Number of	Market value
						shares or	of shares or
	Number of securities			SPR	SPR	units of stock	units of stock
Named	underlying unexercised SPRs			exercise	expiration	that have	that have
executive officer	Exercisable	Unexercisable		price ($)	date	not vested	not vested

Thomas J. Neri	5,000	—		33.15	12/08/2013
	—	18,300	(3)	17.65	12/22/2016	8,500	150,025

Harry A. Dochelli	8,333	16,667	(4)	27.61	04/07/2018
	—	13,700	(3)	17.65	12/22/2016	6,300	111,195

Neil E. Jenkins	400	—		26.50	12/13/2010
	4,400	—		27.08	12/11/2011
	7,200	—		26.85	08/12/2013
	3,333	6,667	(5)	25.43	03/17/2018
	—	7,800	(3)	17.65	12/22/2016	3,600	63,540

Stewart A. Howley	3,333	6,667	(5)	25.43	03/17/2018
	—	3,600	(3)	17.65	12/22/2016	1,700	30,005

(1)	The SPRs represented in these columns have characteristics similar to options as they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	Restricted stock granted on December 22, 2009 vests ratably over three years.

(3)	Will fully vest on December 22, 2012

(4)	Will fully vest on April 7, 2011

(5)	Will fully vest on March 17,2011
OPTION/SPR EXERCISES AND STOCK VESTED IN 2009
There were no exercises of SPRs or vesting of stock for any of the named executive officers during the year ended December 31, 2009.
NONQUALIFIED DEFERRED COMPENSATION
With respect to the Company’s 2004 Executive Deferral Plan, certain executives, including named executive officers may defer portions of their base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year preceding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of Base Salary, Bonus and/or LTIP. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.
The investment options available to an executive include some funds generally similar to or as available through the Company’s qualified retirement plan. The Company does not provide for any above market return for participants in the Executive Deferral Plan.

Distributions from the Plan
Upon showing an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. An executive may elect to receive distributions under four scenarios, receiving benefits in either a lump sum or in annual installment of between 2 and 15 years. The four scenarios include retirement, termination of employment, disability, or death. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.
NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate
	contributions	contributions	earnings in	balance at
	in last FY	in last FY	last FY	last FYE
Named executive officer	($)	($) (1)	($)	($) (2)

Thomas J. Neri	1,178,575	12,750	135,157	1,375,990

Harry A. Dochelli	34,788	7,750	17,140	77,767

Neil E. Jenkins	729,105	6,000	124,637	923,160

Stewart A. Howley	—	2,531	8,309	18,799

F. Terrence Blanchard	—	7,070	—	7,070

(1)	Each of these amounts was also reported in column All Other Compensation in the 2009 Summary Compensation Table above.

(2)	Amounts reported at the beginning of the fiscal year were $49,508, $18,089, $63,418 and $7,959 for Mr. Neri, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively.
SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The following table outlines potential payments to our named executive officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change-in-control, assuming a December 31, 2009 termination date and the closing price of our common stock of $17.65 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments may be reduced if it would result in the imposition of an excise tax under IRS code section 280G and the reduction would result in the executive officer receiving a greater net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

			Voluntary
	Termination		Termination
	Upon	Termination	for Good
	Change of	Without	Reason by
	Control (1)	Cause	Executive	Death	Disability
Thomas J. Neri (2) (3)
Base salary	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,100,000
AIP	450,000	225,000	225,000	—	—
SPRs	113,094	—	—	—	—
Stock awards (4)	202,534	—	—	—	—
LTIP award	450,000	—	—	—	—
Medical Benefits	20,184	20,184	20,184	20,184	55,506

Total	$2,235,812	$1,245,184	$1,245,184	$1,020,184	$1,155,506

Ronald J. Knutson (5)
Base salary	$420,000	$280,000	$—	$—	$—
AIP	140,000	—	—	—	—
Medical Benefits	19,272	—	—	—	—

Total	$579,272	$280,000	$—	$—	$—

Harry A. Dochelli (2)
Base salary	$600,000	$466,667	$—	$—	$—
AIP	100,000	—	—	—	—
SPRs	84,666	—	—	—	—
Stock awards (4)	150,113	—	—	—	—
LTIP award	320,000	—	—	—	—
Medical Benefits	15,138	—	—	—	—

Total	$1,269,917	$577,862	$—	$—	$—

Neil E. Jenkins (2) (3)
Base salary	$730,000	$730,000	$730,000	$730,000	$730,000
AIP	240,000	120,000	120,000	—	—
SPRs	48,204	—	—	—	—
Stock awards (4)	85,779	—	—	—	—
LTIP award	219,000	—	—	—	—
Medical Benefits	20,184	20,184	20,184	20,184	55,506
280G cutback deduction(6)	(279,959)	—	—	—	—

Total	$1,063,208	$870,184	$870,184	$750,184	$785,506

Stewart A. Howley (2)
Base salary (7)	$443,415	$443,415	$443,415	$591,220	$591,220
AIP	50,000	—	—	—	—
SPRs	22,248	—	—	—	—
Stock awards (4)	40,507	—	—	—	—
LTIP award	177,366	—	—	—	—
Medical Benefits	15,138	—	—	—	—

Total	$748,674	$443,415	$443,415	$591,220	$591,220

(1)
The value of the exercise of SPRs and the stock awards is calculated using 135% of year-end share price to simulate a potential sale price premium for the Company and includes any accelerated vesting upon a change of control.

(2)
Termination payment does not include the payouts of deferred compensation of $1,375,990, $77,767, $923,160 and $18,799 due to Mr. Neri, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively, discussed above under the caption “Nonqualified Deferred Compensation”.

(3)
Additional severance amounts are triggered for non-renewal of employment contract at the two year anniversary of the “effective date” of Mr. Neri’s and Mr. Jenkin’s employment contracts which will be February 12, 2011.

(4)
Accelerated vesting of the unvested shares of restricted stock is valued at the closing price of our Common Stock on December 31, 2009 of $17.65. The change of control payment assumes a 35% sale premium over the closing price.

(5)	Calculation of December 31, 2009 benefits based on the terms of the January 29, 2010 change of control agreement.

(6)
The change-in-control payment amount would have triggered a 20% excise tax. The cutback deduction reduces the change-in-control payment by the amount necessary so that the payment would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. See further discussion under the caption “Tax and Accounting Considerations”.

(7)	Includes consulting fees equal to 18 months of salary.
DIRECTOR COMPENSATION
In 2009, Lawson’s non-employee Directors received an annual cash retainer of $75,000 for participating in the Board and Board Committee meetings. The Chairman of the Board received an additional $25,000 for his service as Chairman and the Chairpersons of the respective Board Committees received additional compensation as follows:

Annual
Committee chairperson	Compensation

Audit	$15,000
Compensation	10,000
Financial Strategies	5,000
Management Development	5,000
Nominating and Governance	5,000
Directors’ travel expenses for attending meetings are reimbursed by the Company. Non-employee directors did not receive equity based compensation in 2009, however, equity based compensation will be awarded to the directors in 2010 to link a portion of their compensation to the creation of shareholder value.
Director Compensation Table (1)
The following table shows fees earned in 2009 by non-employee directors.

Fees Earned or
Director	Paid in Cash
Andrew B Albert (2)	$18,750
James T. Brophy (3)	75,000
I. Steven Edelson (4)	6,250
James S. Errant	75,000
Lee S. Hillman	85,000
Ronald B. Port, M.D.	100,000
Thomas S. Postek	90,000
Robert G. Rettig	75,000
Mitchell H. Saranow (5)	85,000
Wilma J. Smelcer	80,000

(1)	All other compensation columns have been eliminated from this table as the Company has no compensation to report in those columns.

(2)	Mr. Albert was elected a director effective October 20, 2009.

(3)	Mr. Brophy resigned as a director effective October 19, 2009.

(4)	Mr. Edelson was elected a director effective December 8, 2009.

(5)	Mr. Saranow’s term expired on December 8, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy regarding related party transactions is outlined in the Code of Business Conduct which is applicable to all employees and sales agents and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.
The Company’s policy is for all transactions between the Company and any related person to be promptly reported to the Company’s Chief Ethics and Business Conduct Officer who will gather the relevant information about the transaction and presents the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company’s Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.
During 2009, Mr. Blanchard was employed as Chief Financial Officer on an interim basis under a contract between the Company and Tatum, LLC, a financial consultancy firm, of which Mr. Blanchard is a partner. The contract provided for Mr. Blanchard to receive a salary of $32,200 per month and the Company was obligated to pay a semi-monthly fee of $6,800 to Tatum. Additionally, the Company had a contract with Tatum for the services of the Company’s Interim Vice President, Information Systems, a Tatum employee, in exchange for $42,000 per month through September 30, 2009. These transactions were approved by the Company’s Board of Directors and, in total, the Company incurred expenses of $541,200 related to Tatum in 2009.
FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP
Ernst & Young LLP was the Company’s principal accountant for years 2009 and 2008. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such years were as follows:

	Year Ended December 31,
	2009	2008

Audit Services	$880,000	$1,042,600
Audit-Related Fees	—	46,100
Tax Fees	507,230	175,862
All Other Fees	—	25,000

	$1,387,230	$1,289,562

Audit Fees
Audit services include fees for the annual audit, review of the Company’s reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to Ernst & Young LLP’s audit of the Company’s effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.
Audit-Related Fees
Aggregate fees of $46,100 in 2008 were billed by Ernst & Young LLP for consultations and procedures related to certain accounting issues.

Tax Fees
Aggregate fees of $507,230 in 2009 and $175,862 in 2008 were billed by Ernst & Young LLP for domestic and international income tax compliance and tax consulting services.
All Other Fees
Aggregate fees of $25,000 in 2008 were billed by Ernst & Young LLP for the benefit plan audit. The benefit plan audit in 2009 was conducted by a firm other than Ernst & Young LLP.
The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP’s continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.
Pre-Approval of Services by External Auditor
The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and consider whether these services are compatible with the auditor’s independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2009.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Report of the Audit Committee of the Board of Directors
The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2010 include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.
With regard to the 2009 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.
The Audit Committee reviewed and discussed the audited financial statements included in the 2009 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.
We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Volume 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.
We have received from Ernst & Young LLP a letter providing the disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees), as adopted by the Public Company Oversight Board in Rule 3600T, with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter, that in its professional judgment, it is independent of the Company.
Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2009 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.
The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010, and the Board of Directors has concurred with such selection.
The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors with respect to such financial statements.
Respectfully submitted by the Audit Committee:
Thomas S. Postek (Chairman)
Robert G. Rettig
Lee S. Hillman
Wilma J. Smelcer
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of shares of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2009; all the Reporting Persons complied with all applicable Section 16(a) filing requirements with the following exceptions:
On March 4, 2010, a late Form 4 was filed with respect to a June 12, 2009 gift of 2,000 shares of Common Stock by Ms. Roberta Washlow, a beneficial owner of more than 5% of the Company’s Common Stock and a June 12, 2009 gift of 2,800 shares of Common Stock by Ms. Washlow’s spouse, Mr. Robert Washlow. On March 4, 2010, a Form 5 was filed reporting a January 21, 2010 gift of 1,450 shares of Common Stock by Ms. Roberta Washlow and a January 21, 2010 gift of 3,575 shares of Common Stock by Mr. Robert Washlow.
Householding of Annual Meeting Materials
A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, excluding certain of the exhibits, Notice of annual Meeting or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.
Proposals of Security Holders
In order to be properly evaluated for inclusion in the Proxy relating to next year’s annual meeting, any stockholder proposals must be received no later than December 2, 2010, at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018.
In addition, in order to be properly presented at next year’s annual meeting, notice of a stockholder proposal must be received between the January 21, 2011 and February 10, 2011, at the Company’s executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 11, 2010 meeting. Refer to the Company’s bylaws for further details regarding the proper timing and procedures for submitting proposals.
The Board of Directors knows of no other proposals which may be presented for action at this year’s annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.
By Order of the Board of Directors
Neil E. Jenkins
Secretary
April 1, 2010

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext
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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/LAWS • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+

	01 - James S. Errant	☐	☐	02 - Lee S. Hillman	☐	☐	03 - Thomas J. Neri	☐	☐
Instruction: To maximize the number of nominees elected to the Company’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named on the reverse side to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares and the name(s) of the nominee(s) on this line:

		For	Against	Abstain

2.	RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2010	☐	☐	☐

3.	In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
+

Dear Stockholder:
We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.
The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until 1:00 a.m. Central Time, on May 11, 2010.
Your vote is important. Please vote immediately.
If you vote over the internet or by telephone, please do not mail your card.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — LAWSON PRODUCTS, INC.
Solicited on Behalf of the Board of Directors for the Annual Meeting, May 11, 2010, Des Plaines, Illinois
The undersigned hereby makes, constitutes and appoints Neil E. Jenkins, Thomas Neri, and Ronald B. Port, M.D., and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the “Company”), to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 11, 2010, at 10:00 A.M. (Local Time), or any adjournment thereof.
If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors’ nominees.
The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010. A copy of the Notice, the accompanying Proxy Statement for the 2010 Annual Meeting of Shareholders and our 2009 10-K are available at www.edocumentview.com/LAWS.
(Please Sign on Reverse Side)